Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8 a.m. EST

Rayonier Reports Strong Fourth Quarter and Full Year 2011 Results

JACKSONVILLE, FL, January 24, 2012 - Rayonier (NYSE:RYN) today reported fourth quarter net income of $56 million, or 45 cents per share, compared to $59 million, or 48 cents per share, in the prior year period. Full year 2011 net income totaled $276 million, or $2.20 per share, compared to $218 million, or $1.79 per share, in 2010.
Excluding the special items shown below, fourth quarter pro forma net income was $60 million, or 48 cents per share, versus $35 million, or 28 cents per share, in the prior year period. Full year 2011 pro forma net income was $264 million, or $2.11 per share, compared to $182 million, or $1.49 per share, in 2010.

(millions of dollars, except earnings per share (EPS))	Fourth Qtr. 2011		Fourth Qtr. 2010
	$	EPS	$	EPS
Net Income	$56	$0.45	$59	$0.48
Special Items[1]:
Increase in disposition reserve	4	0.03	—	—
Cellulosic Biofuel Producer Credit	—	—	(24)	(0.20)
Pro Forma Net Income	$60	$0.48	$35	$0.28

	Full Year 2011		Full Year 2010
	$	EPS	$	EPS
Net Income	$276	$2.20	$218	$1.79
Special Items[1]:
Reversal of Alternative Fuel Mixture Credit reserve	(16)	(0.12)	—	—
Increase in disposition reserve	4	0.03	—	—
Cellulosic Biofuel Producer Credit	—	—	(24)	(0.21)
Gain on sale of a portion of New Zealand JV interest	—	—	(12)	(0.09)
Pro Forma Net Income	$264	$2.11	$182	$1.49
Cash provided by operating activities was $432 million for 2011 compared to $495 million for 2010. Full year cash available for distribution (“CAD”)2 was $287 million versus $384 million in 2010. The 2010 results included the receipt of $189 million related to the AFMC. (See Schedule D for more details.)
“We delivered outstanding results in 2011, with a total shareholder return of 32 percent,” said Paul G. Boynton, President and CEO. “We focused on execution in each of our businesses, which resulted in a 42 percent increase in pro forma EPS to $2.11 and generated strong cash flows to support an 11 percent dividend increase to an annualized $1.60 per share.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

“We also made significant progress on key strategic initiatives. We acquired 320,000 acres of productive timberlands, increasing our holdings to more than 2.7 million acres. In Performance Fibers, we are well underway with the 190,000 ton cellulose specialties capacity expansion at our Jesup mill,” added Boynton.

Forest Resources

Fourth quarter sales of $52 million were $19 million above the prior year period, while operating income of $14 million increased $7 million, reflecting strong export demand in the Northwest and slightly improved pulpwood markets in the Atlantic region.
Full year sales of $215 million increased $38 million from 2010, and operating income of $47 million was $14 million above prior year, primarily resulting from higher log prices in the Northwest U.S. and New Zealand due to strong Asian markets. The strength in these areas more than offset higher logging costs in the Northern region and lower results in the Atlantic and Gulf regions, which included $3 million of fire losses.

Real Estate

Fourth quarter sales of $13 million were $7 million above the prior year period, while operating income of $7 million improved $6 million primarily due to the timing of sales. Full year sales of $71 million were $26 million below 2010, and operating income of $47 million declined $6 million as lower non-strategic timberland sales volumes more than offset higher rural HBU margins. Full year 2011 results also benefited from a $6 million property tax settlement covering 2005 through 2010.

Performance Fibers

Fourth quarter sales of $281 million were $48 million above the prior year period, while operating income of $76 million was $14 million higher. The impact of stronger cellulose specialties markets more than offset a price decline in absorbent materials and higher input and transportation costs. As expected, the quarter was also impacted by a $6 million write-off related to process equipment changes needed for the cellulose specialties expansion project.
Full year sales of $1 billion were $139 million above 2010, while operating income of $298 million increased $84 million as higher cellulose specialties prices and volumes more than offset increased input and transportation costs. Full year results also benefited from higher absorbent materials prices in the first half of the year.

Other Items

Corporate and other operating expenses of $9 million and $29 million for fourth quarter and full year 2011, respectively, were $4 million below prior year periods (excluding the previously noted special items) as 2010 included a $3 million accrual for closed facilities. Interest and other expenses of $13 million and $50 million for the quarter and year, respectively, were comparable to the 2010 periods.
Income tax expense for fourth quarter 2011 was $13 million compared to a benefit of $15 million in 2010. The 2010 period included a $24 million tax benefit for the CBPC.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Income tax expense for full year 2011 was $30 million versus $15 million in 2010. On a pro forma basis, full year income tax expense was $49 million (15.6 percent rate) versus $39 million (17.0 percent rate) as 2011 benefited from a number of non-routine items as detailed below:

	Full Year
	2011		2010
Income tax expense at federal statutory rate	$109	35.0%	$77	35.0%
REIT income not subject to tax	(32)	-10.4%	(37)	-16.8%
Income tax expense before non-routine items	77	24.6%	40	18.2%
Installment note prepayment	(11)	-3.7%	—	—
CBPC for AFMC exchange	(6)	-1.9%	—	—
Built-in gains tax holiday	(6)	-1.9%	—	—
Other	(5)	-1.5%	(1)	-1.2%
Pro forma income tax expense	49	15.6%	39	17.0%
AFMC reserve reversal	(16)	-5.1%	—	—
Increase in disposition reserve	(3)	-0.6%	—	—
CBPC	—	—	(24)	-10.5%
Income tax expense as reported	$30	9.9%	$15	6.5%

Outlook

“We expect strong performance in 2012,” added Boynton. “In Forest Resources, we will continue integrating our newly acquired Southeastern timberlands and plan to increase harvest volumes in the Northwest to continue taking advantage of Asian export markets. We anticipate another record year in Performance Fibers, with average price increases of 12 to 13 percent for our high purity cellulose specialties products offsetting expected weakness in absorbent materials pricing and higher input costs. Overall, we expect operating income to increase about 10 percent over 2011. However, we anticipate EPS and CAD to be comparable to 2011 due to an increase in the effective tax rate, which is anticipated to range from 24 to 26 percent in 2012, as we do not expect the same level of non-routine tax benefits.
“We will continue to invest in the capacity and competitiveness of our Performance Fibers mills, and are on pace for the completion of our cellulose specialties expansion in 2013. With commitments for 85 percent of the new volume already in hand, we are close to being fully committed,” Boynton concluded.

Further Information

A conference call will be held on Tuesday, January 24, 2012 at 2 p.m. EST to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 Fourth quarter and full year 2011 net income included a $4 million increase to our disposition reserve for a closed mill site. Full year 2011 net income also included a $16 million benefit from the reversal of a reserve relating to the taxability of the Alternative Fuel Mixture Credit (“AFMC”). Fourth quarter and full year 2010 net income included a tax benefit of $24 million related to the Cellulosic Biofuel Producer Credit (“CBPC”). Full year 2010 also included a first quarter gain of $12 million from the sale of a portion of the Company's interest in its New Zealand joint venture.

2 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2011 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Sales	$388.4	$385.1	$315.3	$1,488.6	$1,315.2
Costs and expenses
Cost of sales	287.3	266.2	245.1	1,073.7	990.1
Selling and general expenses	18.4	15.8	17.8	66.5	67.1
Other operating expense (income), net (a)	1.4	(5.2)	(4.3)	(7.9)	(24.0)
Operating income (a)	81.3	108.3	56.7	356.3	282.0
Interest expense	(12.5)	(12.4)	(12.8)	(50.8)	(50.5)
Interest and other (expense) income, net	(0.1)	0.4	0.4	0.9	1.3
Income before taxes	68.7	96.3	44.3	306.4	232.8
Income tax (expense) benefit (b)	(12.5)	8.6	14.9	(30.4)	(15.2)
Net income	$56.2	$104.9	$59.2	$276.0	$217.6
Net Income per Common Share (c):
Basic
Net Income	$0.46	$0.86	$0.49	$2.27	$1.81
Diluted
Net Income	$0.45	$0.84	$0.48	$2.20	$1.79
Pro forma Net Income (d)	$0.48	$0.71	$0.28	$2.11	$1.49

Dividends Per Share (c)	$0.40	$0.40	$0.36	$1.52	$1.36

Weighted Average Common
Shares used for determining (c)
Basic EPS	121,783,843	121,790,059	120,783,778	121,662,985	120,240,275
Diluted EPS (e)	125,474,349	125,599,609	122,681,340	125,394,291	121,868,362

(a) The quarter and year ended December 31, 2011 included a $6.5 million increase in a disposition reserve. The year ended December 31, 2010 included a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture.

(b) The three months ended September 30, 2011 and the year ended December 31, 2011 included a tax benefit of $16.0 million from the reversal of a reserve related to the taxability of the alternative fuel mixture credit (AFMC). The three months and year ended December 31, 2010 included a tax benefit of $24.3 million for the cellulosic biofuel producer credit (CBPC).

(c) EPS, dividends per share and weighted average common shares have been adjusted to reflect the August 2011 3-for-2 stock split.

(d) Pro forma net income is a non-GAAP measure. See Schedule D for a description of items and a reconciliation to the nearest GAAP measure.

(e) The increase in dilutive shares in 2011 is primarily due to the potential dilutive impact of the Senior Exchangeable Notes due in 2012 and 2015.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
December 31, 2011 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$78.6	$349.5
Other current assets	265.9	259.8
Timber and timberlands, net of depletion and amortization	1,503.7	1,137.9
Property, plant and equipment	1,619.2	1,506.7
Less - accumulated depreciation	(1,157.6)	(1,121.4)
Net property, plant and equipment	461.6	385.3
Investment in New Zealand JV	69.2	68.5
Other assets	189.6	162.7
	$2,568.6	$2,363.7
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$28.1	$93.1
Current liabilities	150.5	151.8
Long-term debt	819.2	675.1
Non-current liabilities for dispositions and discontinued operations	80.9	81.7
Other non-current liabilities	165.6	110.4
Shareholders' equity	1,324.3	1,251.6
	$2,568.6	$2,363.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2011	2010
Cash provided by operating activities:
Net income	$276.0	$217.6
Depreciation, depletion, amortization	135.7	143.4
Non-cash basis of real estate sold	4.3	6.7
Other items to reconcile net income to cash provided by operating activities	29.0	37.4
Changes in working capital and other assets and liabilities (a)	(12.7)	90.3
	432.3	495.4
Cash used for investing activities:
Capital expenditures	(144.5)	(138.4)
Purchase of timberlands (b)	(320.9)	(5.4)
Jesup mill cellulose specialties expansion	(42.9)	—
Change in restricted cash	8.3	(8.2)
Other	11.4	9.3
	(488.6)	(142.7)
Cash used for financing activities:
Changes in debt, net of issuance costs	(41.1)	59.8
Dividends paid	(185.3)	(163.7)
Issuance of common shares	13.5	26.3
Repurchase of common shares	(7.9)	(6.0)
Excess tax benefits from equity-based compensation	5.7	5.4
	(215.1)	(78.2)
Effect of exchange rate changes on cash	0.5	—
Cash and cash equivalents:
Change in cash and cash equivalents	(270.9)	274.5
Balance, beginning of year	349.5	75.0
Balance, end of year	$78.6	$349.5

(a)	The year ended December 31, 2010 included a $189.1 million refund related to the AFMC.

(b) Total timberland acquisitions for 2011 of $425.9 million included $105.0 million of notes assumed.

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2011 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Sales
Forest Resources	$52.5	$57.3	$33.7	$215.0	$177.1
Real Estate	12.6	32.2	5.2	70.5	96.1
Performance Fibers
Cellulose specialties	230.3	207.5	179.0	824.1	685.6
Absorbent materials	50.5	48.0	54.0	196.2	195.4
Total Performance Fibers	280.8	255.5	233.0	1,020.3	881.0
Wood Products	17.4	16.5	15.6	67.7	67.8
Other Operations	26.7	25.9	29.2	121.5	102.0
Intersegment Eliminations	(1.6)	(2.3)	(1.4)	(6.4)	(8.8)
Total sales	$388.4	$385.1	$315.3	$1,488.6	$1,315.2

Pro forma operating income/(loss) (a)
Forest Resources	$13.5	$10.8	$6.9	$47.2	$32.9
Real Estate	6.9	28.1	1.1	47.3	53.4
Performance Fibers	76.5	74.9	62.3	298.2	214.4
Wood Products	(1.1)	(0.7)	(1.8)	(2.3)	1.2
Other Operations	0.5	1.1	0.3	1.5	0.8
Corporate and other (a)	(8.5)	(5.9)	(12.1)	(29.1)	(33.1)
Pro forma operating income (a)	$87.8	$108.3	$56.7	$362.8	$269.6

(a) For the quarter and year ended December 31, 2011, Corporate and other excluded a $6.5 million increase in a disposition reserve. For the year ended December 31, 2010, Corporate and other excluded a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2011 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Year Ended
	December 31,	December 31,
	2011	2010
Cash provided by operating activities (b)	$432.3	$495.4
Capital expenditures (c)	(144.5)	(138.4)
Change in committed cash	(6.1)	12.2
Excess tax benefits on stock-based compensation	5.7	5.4
Other	(0.8)	9.4
Cash Available for Distribution	$286.6	$384.0

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions net of associated financing. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Cash provided by operating activities for the year ended December 31, 2010 included a $189.1 million refund related to the alternative fuel mixture credit.

(c) Capital expenditures exclude strategic capital. For the year ended December 31, 2011, strategic capital totaled $425.9 million for timberland acquisitions (included notes assumed of $105.0 million) and $42.9 million for the Jesup mill cellulose specialties expansion. For the year ended December 31, 2010, strategic capital totaled $5.4 million for timberland acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	December 31, 2011		September 30, 2011		December 31, 2010
		Per Diluted Share		Per Diluted Share		Per Diluted Share*
	$		$		$
Operating Income	$81.3		$108.3		$56.7
Increase in disposition reserve	6.5		—		—
Pro Forma Operating Income	$87.8		$108.3		$56.7

Net Income	$56.2	$0.45	$104.9	$0.84	$59.2	$0.48
Reversal of reserve related to the taxability of the AFMC	—	—	(16.0)	(0.13)	—	—
Increase in disposition reserve, net of tax	4.1	0.03	—	—	—	—
CBPC	—	—	—	—	(24.3)	(0.20)
Pro Forma Net Income	$60.3	$0.48	$88.9	$0.71	$34.9	$0.28

			Year Ended
			December 31, 2011		December 31, 2010
				Per Diluted Share		Per Diluted Share*
			$		$
Operating Income			$356.3		$282.0
Increase in disposition reserve			6.5		—
Gain on sale of a portion of New Zealand JV interest			—		(12.4)
Pro Forma Operating Income			362.8		269.6
Interest and other, net			(50.0)		(49.2)
Pro Forma Income Before Tax			$312.8		$220.4

Income tax expense as reported			$(30.4)		$(15.2)
Reversal of reserve related to the taxability of the AFMC			(16.0)		—
Tax benefit on increase in disposition reserve			(2.3)		—
CBPC			—		(24.3)
Tax expense on sale of a portion of New Zealand JV interest			—		0.9
Pro Forma Income Tax Expense			$(48.7)		$(38.6)

Pro Forma Net Income			$264.1	$2.11	$181.8	$1.49

Pro Forma Items (AFMC, disposition reserve, CBPC, gain on sale of JV)			11.9	0.09	35.8	0.30
Net Income			$276.0	$2.20	$217.6	$1.79
* Earnings per share amounts have been adjusted to reflect the August 2011 3-for-2 stock split.

D